Exhibit 10.29

AMENDMENT NO. 2 –

SECURITIES PURCHASE AGREEMENT

Amendment No. 2, dated as of June 30, 2015 (“Amendment”), to the Securities Purchase Agreement, dated March 5, 2015, as amended (the “Original Agreement”, and as amended hereby, the “Agreement”) by and between World Moto, Inc., a Nevada corporation (the “Company”) and Redwood Management, LLC (the “Purchaser”). Capitalized terms used but not defined herein have the meanings given to them in the Original Agreement.

RECITALS

WHEREAS, the Purchaser and the Company wish to amend the Original Agreement on the terms set forth herein.

NOW THEREFORE, the parties agree as follows:

SECTION 1. AMENDMENTS

A.    Section 1.1 of the Original Agreement is hereby amended to include the following revised defined term:

“Debentures” means up to $230,000 of the 12% Senior Secured Convertible Debentures due, subject to the terms therein, twelve months from their date of issuance, issued by the Company to the Purchaser hereunder, in the form of Exhibit A attached hereto. For the avoidance of any doubt, the $230,000 amount referenced herein includes the $50,000 Debenture from the First Closing, which has already been funded as of March 5, 2015.

B.    Section 2.1(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(b) Subject to the satisfaction of the conditions to closing set forth herein, the Company shall sell, and the Purchaser shall purchase an additional $180,000 ($195,653 face amount, inclusive of 8% OID) Debenture on the terms and conditions contained herein, with (i) $50,000 of such amount to be funded to the Company on the filing date of the Registration Statement, (ii) $25,000 of such amount to be funded to the Company upon the earlier of fourteen days after the filing date of the Registration Statement or the effective date of the Registration Statement, and (iii) the balance of the unfunded $180,000 amount to be funded to the Company on or about the effective date of the Registration Statement, such that the aggregate principal amount of Debentures sold pursuant to the terms of this Agreement shall equal $230,000, the date on which the transactions contemplated in this Section 2.1 shall be consummated shall be designated as a “Subsequent Closing” and together with the First Closing, the “Closings”).  Upon completion of the Subsequent Closing, the Company shall amend Schedule A, without any further consents required, to reflect the purchase and sale of Securities at such Subsequent Closing. Notwithstanding the foregoing, if the Registration Statement is not declared effective by the Commission, the additional Debenture amount shall be reduced by $92,500, without the need for any further action by any of the parties hereto.”

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C.    Section 2.3(b)(v) of the Original Agreement is hereby amended and restated in its entirety as follows:

“ (v) for the avoidance of doubt and notwithstanding anything to the contrary herein, the obligations of the Purchaser to consummate the Subsequent Closing and purchase an additional $180,000 Debenture is subject to the Company’s having sent the Company’s transfer agent an irrevocable letter in the form set forth herein as Exhibit “E” reserving from the Company’s authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the additional $180,000 of Debentures to be issued on the Subsequent Closing in accordance with the following formula:

Required Minimum = (OA/CP) x 3

OA = the outstanding principal amount of this Debenture, plus 100% of accrued and unpaid interest hereon, plus the applicable Interest Make-Whole Amount on such date of determination;

CP = the applicable Conversion Price on such date of determination.”

SECTION 2. MISCELLANEOUS

Section 2.1 Prior Agreements. Except as expressly amended hereby, the Original Agreement shall remain in full force and effect.

Section 2.2 Counterparts. This Amendment may be executed in any number of counterparts, with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.

Section 2.3 Amendments. This Amendment may not be amended, waived, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by Company and Purchaser.

Section 2.4 Binding on Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 2.5 Invalidity. Any provision of this Amendment that may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 2.6 Opinion Concurrently with the execution of this Amendment, the Company’s counsel will provide the Purchaser with a legal opinion, in the form attached to this Amendment as Exhibit “A”.

Section 2.7 Section or Paragraph Headings. Section and paragraph headings used herein are for convenience only and shall not be construed as part of this Amendment.

Section 2.8 Governing Law and Venue. All questions concerning the construction, validity, enforcement and interpretation of the this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the this Amendment then, in addition to the obligations of the Company under Section 4.10 of the Original Agreement, which are incorporated into this Amendment the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 2.9 Construction. The language in all parts of this Amendment and the other Original Agreement shall be construed as a whole according to its fair meaning.

Section 2.10 Waiver of Jury Truial. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed as of the day and year first above written.

WORLD MOTO, INC.

By:	/s/ Paul Giles
Name: Paul Giles
Title: Chief Executive Officer

REDWOOD MANAGEMENT, LLC

By:	/s/ John DeNobile
Name: John DeNobile
Title: Manager

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EXHIBIT A

Opinion

1.          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify could have a Material Adverse Effect on the Company.

2.          Each of the following subsidiaries of the Company (the “Subsidiaries”) is a corporation, duly organized and in good standing under the laws of its jurisdiction of organization, as noted: World Moto Technologies Corp. (Nevada) and World Moto Holdings Corp. (Nevada).

3.          The Company has all requisite power and authority (i) to execute, deliver and perform the Transaction Documents, (ii) to issue, sell and deliver the Debenture, and the shares of common stock underlying the Debenture (the “Underlying Shares”) pursuant to the Transaction Documents, and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

4.          All action on the part of the Company, its directors and its stockholders necessary for the authorization, execution and delivery by the Company of the Transaction Documents, the authorization, issuance, sale and delivery of the Debenture pursuant to the Purchase Agreement, the issuance and delivery of the Underlying Shares and the consummation by the Company of the transactions contemplated by the Transaction Documents has been duly taken. The Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

5.          Based in part upon the representations of the Purchaser contained in the Purchase Agreement, the Debenture and the Underlying Shares, if any, to be issued upon conversion of the Debenture may be issued to the Purchaser without registration under the Securities Act of 1933, as amended (the “Securities Act”).

6.          The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Transaction Documents and the issuance, sale and delivery of the Debenture and the Underlying Shares pursuant to the Purchase Agreement do not (a) conflict with or result in a material violation of any provision of law, rule or regulation, in each case that, to our knowledge, is applicable to the Company or its Subsidiaries or of the certificate of incorporation or by-laws or other similar organizational documents of the Company or its Subsidiaries, (b) conflict with, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in or permit the termination or modification of, (i) any agreement or instrument filed as an exhibit to the Company’s Annual Report on Form 10-K filed on April 16, 2015 or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed from January 1, 2014 through June 25, 2015 or (ii) any order, writ, judgment or decree disclosed in the SEC Reports from January 1, 2014 through June 25, 2015, or (c) result in the creation or imposition of any lien, claim or encumbrance on any of the assets or properties of the Company or its Subsidiaries’ other than any lien, claim or encumbrance created pursuant to the Transaction Documents.

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7.          To our knowledge, except as set forth in the Purchase Agreement (including any Schedule thereto), there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Company or its Subsidiaries or affecting any of its properties or assets which could reasonably be expected to have a material adverse effect or would prevent or adversely affect the ability of the Company or its Subsidiaries to perform its obligations under the Transaction Documents.

8.          In connection with the valid execution, delivery and performance by the Company of the Transaction Documents, or the offer, sale, issuance or delivery of the Debenture and the issuance of the Underlying Shares, if any, to be issued upon conversion of the Debenture, or the consummation of the transactions contemplated by the Transaction Documents, no consent, approval or authorization of, or designation, declaration, or filing with, any United States federal or Nevada governmental authority is required other than (i) as may be required under the securities or blue sky laws of the various states, as to which we express no opinion, and (ii) the other Required Approvals.

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